KENNY YOUNG

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of August 4, 2008, by and between LCC International, Inc., a Delaware corporation (the “Company”), and Kenny Young (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment commencing on August 4, 2008 and continuing until terminated in accordance with the termination provisions below (“Employment Period”).

2. Duties. The Executive, in his capacity as President and Chief Executive Officer, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the board of directors or similar governing body of the Company (the “ Board ”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation). The Executive will be based at the Company’s headquarters, presently located in McLean, Virginia. Except for vacation in accordance with the Company’s policy in effect from time to time, absences due to temporary illness or other approved or legally protected leave, the Executive shall devote full time, attention and energy during the Employment Period to the business of the Company. During the Employment Period, the Executive will not be engaged in any other business activity which, in the reasonable judgment of the Board or its designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The Executive shall also serve as a member of the Board for so long as the Executive is employed by the Company unless earlier not reelected or removed by the stockholders of the Company. Upon termination of the Executive’s employment, the Executive shall immediately tender his resignation from the Board and any committees thereof on which he is serving at the time of such termination. The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

3. Compensation: Reimbursement

(a) Base Salary. The Company shall pay the Executive during the Employment Period a base salary at the rate of $375,000 per annum (the “Annual Salary”) beginning August 4, 2008, payable semi-monthly and subject to regular deductions and withholdings as required by law. The Executive’s base salary shall be reviewed annually by the Compensation Committee of the Board (“Compensation Committee”) and shall be subject to increase at the option and sole discretion of the Compensation Committee.

(b) Bonus. The Executive will be entitled to such bonuses as may be authorized by the Board (the “Annual Bonus”). The Executive’s target bonus amount will be 100% of the Annual Salary then in effect for each applicable year. The Executive’s actual Annual Bonus, if any, may be below, at, or above target based upon the achievement of individual and objective Company annual performance criteria established by the Compensation Committee with input and consultation from the Executive. With respect to calendar year 2008, the Executive shall be guaranteed a bonus in the amount of $100,000 (the “Initial Bonus”) in the form of cash award. In addition, for calendar year 2008, the Executive may be entitled to an additional bonus based upon achievement of individual and Company performance objectives as determined by the Compensation Committee.

(c) Equity-Based Awards. In addition to the salary and cash bonus referred to above, the Executive shall be entitled, during the Employment Period, to participate in such employee benefit plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the Executive’s position, tenure, salary, age, health and other qualifications. Without limiting the generality of the foregoing, the Executive shall be eligible for such awards, if any, under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) as shall be granted to the Executive by the Compensation Committee or other appropriate designee of the Board acting in its sole discretion. The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the Employment Period, and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto. Effective as of the date hereof, the Company has granted the Executive a total of 1,200,000 options to purchase the Company’s Class A common stock, par value ($.01) per share, pursuant to the Plan. The first tranche of 500,000 options vest in three equal installments on each anniversary of the grant date. The second tranche of 700,000 options vest in equal installments upon the achievement of individual and objective Company performance objectives as determined by the Compensation Committee. Notwithstanding Section 9 of this agreement, the options granted to the Executive pursuant to this agreement will not automatically vest in the event there is a Change of Control (as defined hereto) within sixty (60) days of execution of this contract. The Executive may from time to time be awarded such, additional share options or other equity-based awards as the Board or the Compensation Committee determines to be appropriate.

(d) Benefits – In General. The Executive shall be permitted during the Employment Period to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs except to the extent that this Agreement provides the Executive with more valuable benefits than the Company’s standard benefits and policies. The Company and the Executive have previously entered into an Indemnity Agreement which will continue to be in effect separate and apart from this Agreement.

(e) Vacation. During the Employment Period, the Executive shall be entitled to vacation of four (4) weeks per year.

(f) Other Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Employment Period in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

4. Death or Disability. If the Executive dies or is incapacitated or disabled by accident, sickness or otherwise, so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for a period that would entitle the Executive to qualify for long-term disability benefits under the Company’s then-current long-term disability insurance program or, in the absence of such a program, for a period of 90 consecutive days or longer (such condition being herein referred to as a “Disability”), then (i) in the case of the Executive’s death, the Executive’s employment shall be deemed to terminate on the date of the Executive’s death or (ii) in the case of a Disability, the Company, at its option, may terminate the employment of the Executive under this Agreement immediately upon giving the Executive notice to that effect. Disability shall be determined by the Board or the Board’s designee. In the case of a Disability, until the Company shall have terminated the Executive’s employment hereunder in accordance with the foregoing, the Executive shall be entitled to receive compensation and benefits provided for herein notwithstanding any such physical or mental disability.

5. Termination For Cause. The Company may, with the approval of a majority of the Board, terminate the employment of the Executive hereunder at any time during the Employment Period for “cause” (such termination being hereinafter called a “Termination for Cause”) by giving the Executive notice of such termination, upon the giving of which such termination will take effect immediately. For purposes of this Agreement, “cause” means (i) the Executive’s willful and substantial misconduct, (ii) the Executive’s repeated, after written notice of at least ten (10) business days from the Company, gross negligence of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary or affiliate thereof, (iii) the Executive’s material breach of any of the agreements contained herein, (iv) the commission by the Executive of any material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof or (v) the Executive’s conviction of (or plea of nolo contendere to) a crime constituting a felony.

6. Termination Without Cause; Voluntary Termination for Good Reason. The Company may, with the approval of a majority of the Board, terminate the employment of the Executive hereunder at any time without “cause” (such termination being hereinafter called a “Termination Without Cause”) by giving the Executive notice of such termination, upon the giving of which such termination will take effect not later than thirty (30) days from the date such notice is given. The Executive may also terminate the Executive’s employment with the Company for Good Reason (as defined below). Such termination being hereinafter called “Voluntary Termination for Good Reason.” For purposes of this Agreement, termination for “Good Reason” shall mean termination by the Executive of his employment with the Company based on:

(i) the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company;

(ii) a reduction in Annual Salary of the Executive except in connection with a reduction in compensation generally applicable to senior management employees of the Company provided that such reduction does not exceed 5% of Executive’s Salary;

(iii) the Company’s material and willful breach of this Agreement.

(iv) permanent reassignment of Executive to a location greater than fifty (50) miles from the Company’s headquarters, presently located in McLean, Virginia.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason, except as provided in subparagraph (v), the Company shall have thirty (30) days from the date on which the Executive gives the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. Further, an event or condition, except as provided in subparagraph (iv), shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

7. Voluntary Termination. Any termination of the employment of the Executive hereunder, otherwise than as a result of death or Disability, a Termination For Cause, or a Termination Without Cause, will be deemed to be a “Voluntary Termination.” A Voluntary Termination will be deemed to be effective immediately upon such termination.

8. Effect of Termination

(a)            Voluntary Termination; Termination For Cause. Upon the termination of the Executive’s employment hereunder pursuant to a Voluntary Termination or a Termination For Cause, neither the Executive nor the Executive’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of the base salary provided for in Section 3(a) hereof, computed on a pro rata basis to the date of termination, (ii) payment of his accrued but unpaid rights in accordance with the terms of any incentive compensation, stock option, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating in accordance with Sections 3(b) and 3(c) hereof and (iii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 3(d) hereof.

(b)            Termination Without Cause; Voluntary Termination for Good Reason. Upon the termination of the Executive’s employment as a Termination Without Cause or by the Executive for Good Reason, neither the Executive nor the Executive’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 8(a) hereof, (ii) a severance payment payable no later than forty-five (45) days after the effective date of such termination in the amount of one (1) times the Executive’s base salary and the Executive’s bonus amount as defined herein (as in effect immediately prior to such termination) and (iii) if the Executive elects COBRA coverage, the Company shall continue to pay the difference between an amount equal to the Executive’s share of pre-termination group health plan costs and the cost of COBRA coverage for a period of twelve (12) months following the termination of the Executive’s employment, with such coverage to be provided at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of the Executive, but excluding any applicable tax consequences for the Executive) as in effect from time to time for officers of the Company generally.

(c)            Death and Disability. Upon the termination of the Executive’s employment hereunder as a result of death or Disability, neither the Executive nor the Executive’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 8(a) hereof, (ii) a lump-sum payment, within fifteen (15) days after the effective date of such termination, equal to the aggregate amount of the Executive’s base salary as in effect immediately prior to such termination that would be payable over a period of twelve (12) months following the effective date of such termination and (iii) in the case of Disability only, continuation of the medical benefits coverage to which the Executive is entitled under Section 3(c) hereof over the same period with respect to which the lump-sum payment is calculated under clause (ii) above, with such coverage to be provided at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of the Executive, but excluding any applicable tax consequences for the Executive) as in effect from time to time for officers of the Company generally.

(d)            Forfeiture of Rights. In the event that, subsequent to termination of employment hereunder, the Executive (i) breaches Sections 11 or 14(b) of this Agreement or (ii) directly or indirectly makes or facilitates the making of any disparaging public statements with respect to the business or securities of the Company, all payments and benefits to which the Executive may otherwise have been entitled pursuant to Sections 8(b) or 9 hereof shall immediately terminate and be forfeited, and any portion of such amounts as may have been paid to the Executive shall forthwith be returned to the Company.

9. Change in Control Provisions

(a)              Effect of Change in Control. In the event of a Change in Control during the Employment Period, all options held by the Executive to purchase shares of the Company’s stock that are not then vested and exercisable shall become immediately and fully vested and exercisable as of the effective date of the Change in Control.

(b)            Effect of Termination Following Change in Control. In the event of a Change in Control during the Employment Period and a subsequent termination of the Executive’s employment following such Change in Control, either by the Company as a Termination Without Cause or by the Executive for Good Reason, whether or not such termination is during the Employment Period (a “Change in Control Termination”), the Executive shall be entitled to receive (i) the payments and other rights provided in Section 8(a) hereof, (ii) a severance payment payable no later than forty-five (45) days after the effective date of determination in the amount of one and a half (1.5) times the Executive’s base salary and (1) times bonus amount as defined herein (as in effect immediately prior to such termination) and (iii) if the Executive elects COBRA coverage, the Company shall continue to pay the difference between an amount equal to the Executive’s share of pre-termination group health plan costs and the cost of COBRA coverage for a period of twelve (12) months following the termination of the Executive’s employment with such coverage to be provided at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of the Executive, but excluding any applicable tax consequences for the Executive) as in effect from time to time for officers of the Company generally. In addition, upon any such Change in Control Termination, the Executive shall retain the right to exercise any options to purchase shares of the Company’s stock until the earlier of (i) twenty-four (24) months following the date of such termination or (ii) the expiration of the original full term of each such option.

(c)            Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon:

(i) the sale of all or substantially all (“substantially all” means the sale of seventy-five (75) percent or more of the Company’s assets) of the assets of the Company to another person, (ii) a merger, consolidation or reorganization of the Company with one or more other persons where the Company is not the surviving person unless all or substantially all of the persons who were the beneficial owners, respectively, of the combined voting power of all classes of stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of all class of stock of the person resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction, (iii) a merger, acquisition or other transaction in which the Company is the surviving corporation that results in any person acquiring beneficial ownership of more than 50% of the combined voting power of all classes of stock of the Company, or (iv) a change of 50% or more in the composition of the Board of Directors of the Company as it exists at the time immediately preceding such change in composition.

10. Nature of Payments. For the avoidance of doubt, the Executive acknowledges and agrees that the Company’s payment obligations set forth in this Agreement constitute the full amount of payment obligations of the Company for termination of the Executive’s employment under this Agreement.

11. Noncompetition and Nonsolicitation. The Executive agrees with the Company that, during the Employment Period and for one (1) year thereafter (the “Restriction Period”), the Executive will not, directly or indirectly (whether as an officer, director, employee, consultant, agent, advisor, stockholder, partner, joint venturer, proprietor or otherwise): (i) engage in any Competing Activity (as defined below), (ii) solicit or hire for employment by any person that engages in any Competing Activity any employee or other personnel who provided services to the Company or any of its subsidiaries, for which the Executive performed services, during the Employment Period or (iii) take any action intended to cause any vendor, customer or business associate of the Company or any of its subsidiaries to terminate, sever, reduce or otherwise adversely alter its relationship with the Company or any of its subsidiaries, for which the Executive performed services; Provided, however, nothing in this Agreement shall prohibit the Executive from serving as an executive, employee, consultant, agent or representative for a person which, directly or indirectly, engages in a Competing Activity in any jurisdictions so long as the Executive has no direct or indirect involvement with or responsibility for any subsidiary, division, business unit or business line that is engaged in the Competing Activity. For purposes of this Section, “Competing Activity ” means the business of providing (i) wireless network technical consulting services, (ii) design or wireless network planning services (including, without limitation, radio frequency, fixed wireless, wireless IP and core network design, optimization and engineering services), (iii) wireless network deployment services (including, without limitation, program management, site acquisition, zoning, permitting, construction management and logistics services), (iv) wireless network post-deployment services (including, without limitation, optimization, technical planning and expansion services, but excluding tower leasing or tower management services), and (v) wireless network operations and maintenance services, in each case either on a turn-key basis or as a contractor for a client that outsources some or all of the forgoing functions, and any other activity in which the Company or any of its subsidiaries, for which the Executive performed services, (or any of their successors) is engaged, whether through organic business expansion or acquisitions, at the time of the termination of the Executive’s employment.

12. Reasonable and Necessary Restrictions. The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation the Restriction Period, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement.

13. Certain Permitted Activities. Notwithstanding anything in this Section to the contrary, the Executive may (i) own, directly or indirectly, solely as a passive investment, securities of any person traded on any national exchange or automated quotation system if the Executive is not a controlling person of, or a member of a group which controls, such person, and does not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the 60 day period referred to in Rule 13d-3(d)(1)(i)), 2.0% or more of any class of securities of such person and (ii) serve as a member of the board of directors or board of advisors of certain companies as approved by the Board pursuant to the section above, either during, or following the termination of, the Executive’s employment with the Company.

14. Nondisclosure and Confidentiality.

(a) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all information or materials of a confidential or proprietary nature which the Executive receives during the course of his employment with the Company or through the use of any of the Company‘s facilities or resources, including, without limitation, the following:

(i) All information or materials relating to any software program, hardware product or other product of the Company, including, without limitation, source and object codes, algorithms, schematics, flowcharts, logic diagrams, designs, coding sheets, techniques, specifications, technical information, test data, know-how, worksheets and related documentation and manuals;
(ii) All information or materials relating to the consulting, engineering and/or other services provided by the Company, including, without limitation, techniques, methodologies, know-how, instruction booklets, course materials, printouts, presentation materials, training aids and related documentation and manuals;
(iii) All information or materials relating to the business or operations of the Company, including, without limitation, business plans and strategies, financial information, marketing plans and studies, pricing practices, quoting procedures, computer system passwords and employee records;
(iv) All other information or materials relating to the business or activities of the Company which are not generally known to the public (including any information that is marked “Confidential” or “Proprietary”); and
(v) All information or materials received by the Company from any third party subject to a duty to maintain the confidentiality thereof and to use such information or materials only for certain limited purposes.

(b) Nondisclosure of Confidential Information. The Executive acknowledges that in the course of his employment with the Company he will have access to Confidential Information. During the Executive’s employment with the Company and following the termination of such employment, except with the Company’s express written consent or as may otherwise be required by law or any legal process, the Executive shall not (i), directly or indirectly, disclose or reveal any Confidential Information to any third party, except as may be appropriate in connection with his carrying out his duties under this Agreement or required by law or (ii) use any Confidential Information for the benefit of any person other than the Company and its subsidiaries. Unless as otherwise provided herein, the Executive shall retain all Confidential Information in strictest confidence and shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of any Confidential Information.

(c) Return of Confidential Information. The Executive agrees to return all Confidential Information in his possession (including any copies thereof) immediately: (i) upon the termination of his employment with Employer or (ii) at any time upon request by the Board.

15. Inventions.

(a) Definitions of Inventions and Prior Inventions. For purposes of this Agreement, (i) the term “Inventions” means any invention, idea, improvement, process, design, software program code, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, technique, configuration, methodology, know-how, original work of authorship or other innovation or writing of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by the Executive, either alone or jointly with others, during the term of the Executive’s employment with the Company (whether or not made, developed, conceived or reduced to practice during the Executive’s normal working hours or while at the Company’s offices) which: (x) results from any work performed by the Executive for the Company, (y) relates to the Company’s business or its research and development activities or (z) is made with or using the Company’s equipment, supplies, facilities or Confidential Information and (ii) the term “Prior Invention” means any invention, idea, improvement, process, design, software program code, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, technique, configuration, methodology, know-how, original work of authorship or other innovation or writing of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by the Executive, either alone or jointly with others, prior to his employment with the Company.

(b) Disclosure of Inventions; Assignment. The Executive hereby agrees: (i) to disclose all Inventions in writing to the Company and (ii) that all Inventions, including without limitation any copyrights on any Invention, are and shall be the sole and exclusive property of the Company, whether as “works for hire” or otherwise. The Executive hereby irrevocably assigns and transfers to the Company all the Executive’s right, title and interest in and to any and all Inventions and the ownership of any copyright in such Inventions (whether published or unpublished). The Executive agrees not to disclose any Invention to any third party without the Company’s prior written consent or as required by law. The Executive agrees, at the Company’s request (whether during or after the term of the Executive’s employment with the Company) and at the Company’s expense, to (i) execute specific assignments in favor of the Company with respect to any Invention and (ii) execute such documents and perform such lawful actions as the Company deems necessary or advisable in order to enable the Company to procure, maintain and/or enforce any patent, copyright, trademark or other legal protection (whether in the United States or in any foreign country) relating to any Invention.

(c) Moral Rights. The Executive hereby irrevocably and forever waives and agrees never to assert any moral rights which the Executive may have in any Invention (including, without limitation, any right of paternity or integrity, any right to claim authorship of such Invention, any right to object to any distortion, mutilation or modification of such Invention or any similar right, whether existing under any United States or any foreign law).

(d) Prior Inventions. All Prior Inventions shall be excluded from the scope of this Agreement. Attached hereto as Exhibit C is a list of all Prior Inventions which relate in any manner to the Company‘s business. The Executive hereby represents that such list is complete and that, if no such list is attached, the Executive has no such Prior Inventions.

16. Other Provisions.

(a) Specific Performance. The Executive acknowledges that the obligations undertaken by such Executive pursuant to Sections 14, 15, and 16 above are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of Sections 11, 14, and 15 above is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to sue in equity to have all obligations, covenants, agreements and other provisions of Sections 11, 14, and 15 above specifically performed by the Executive, and the Company shall have the right to seek preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of Sections 11, 14, and 15 above by the Executive. The Executive hereby expressly waives the defense that a remedy in damages will be adequate for a default under Section 11, 14, and 15 above. The Executive hereby further acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.

(b) Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

(c) Attorneys’ Fees. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding.

(d) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received, if it is sent by facsimile communication during normal business hours on a business day, or one (1) business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one (1) business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received, if it is delivered by hand, in each case to the intended recipient as set forth below:

(i) if to the Executive, to the address set forth in the records of the Company; and

(ii)	if to the Company,
LCC International, Inc
7900 Westpark Drive
McLean, VA 22102
Attention: Legal Department
Facsimile: (703) 873-2383.

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

(e) Entire Agreement. This Agreement, together with the exhibits hereto contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the Executive and the Company or its subsidiaries (or any predecessor of either).

(f) Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

17. Assignment.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, the Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person; any purported unauthorized assignment by the Executive in violation hereof shall be null and void. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

19. No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

21. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

22. Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of the above Sections (to the extent necessary to effectuate the post-termination obligations set forth therein) shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

23. Existing Agreements. The Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant, confidentiality agreement or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

24. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

25. Parachute Provisions. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement or any equity agreements, including the 2008 option grants attached to this Agreement, is deemed to constitute a Parachute Payment (as defined below) alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then, in addition to any other benefits to which the Executive is entitled under this Agreement and any equity agreements, including the 2008 option grants attached to this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section) as if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this Section 25 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended. This Section supersedes any conflicting provisions in any equity incentive agreements.

26. Certain Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b) A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c) A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

(d) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

26. Forfeiture of Severance Payments. In the event the Executive breaches any provision of the Sections above, in addition to any other remedies that the Company may have at law or in equity, the Executive shall promptly reimburse the Company for any Severance Payments received from, or payable by, the Company. In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to the Executive.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

LCC INTERNATIONAL, INC.

By:
Name: Julie A. Dobson
Title: Chairman of the Board of Directors

KENNY YOUNG